EXHIBIT 99.1

Team, Inc. Appoints Susan M. Ball as Chief Financial Officer

SUGAR LAND, Texas, Nov. 28, 2018 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE: TISI) today announced that Susan M. Ball has been appointed as Executive Vice President and Chief Financial Officer, effective December 3, 2018.  Ms. Ball will succeed Greg L. Boane who will step down as Executive Vice President and Chief Financial Officer, effective November 30, 2018, and will serve as a special advisor to Amerino Gatti, Team’s Chief Executive Officer, to ensure a seamless transition.

Prior to joining Team, Ms. Ball served for more than 12 years at CVR Energy, Inc. in various roles of increasing responsibility. In 2012, she was appointed as Chief Financial Officer and Treasurer for CVR Energy and its subsidiaries, CVR Refining, LP and CVR Partners, LP. She comes to Team with an invaluable level of experience in cost management, working capital optimization, business development, and M&A valuation and integration. While at CVR Energy, she developed extensive capital structure management as well as capital raising experience. Ms. Ball is a Certified Public Accountant and has more than 30 years of experience in the finance and accounting industry.

“We are pleased to have Susan join our executive leadership team,” said Amerino Gatti, Team's Chief Executive Officer. “Susan is a strategic, results-oriented financial leader with a proven track record of financial and operational excellence. She brings a depth of capital markets experience and strategic expertise to Team, including her material exposure to the refining industry, one of our key end markets. In addition, Susan has a strong commercial acumen and strategic mind set, able to align financial management and strategy in support of corporate objectives. Her collaborative leadership style and strong financial experience will be a tremendous asset to Team at this crucial time in our evolution. The Board of Directors and the executive management team look forward to her contributions and leadership.”

“I am delighted to join Team, a company with blue-chip customers and a strong reputation for safety and quality with a great potential for revenue growth,” said Susan Ball, Team’s incoming Chief Financial Officer. “This is an exciting time, as Team continues to transform itself and accelerates digital innovation into its service offerings.  I look forward to building a strong partnership with Amerino and the rest of the leadership group as Team executes on the next phase of its growth strategy.”

Mr. Gatti added, “We are grateful to Greg for his commitment to the Company. Greg has been a key member of our executive management team, leading the successful implementation of our OneTEAM integration and business transformation program. Greg’s leadership, dedication and hard work during a critical period has been instrumental in returning Team to a solid foundation for future growth. I sincerely appreciate his willingness to provide support through this leadership transition.”

About Team, Inc.
Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Contact:
André C. “Butch” Bouchard
Chief Legal Officer
(281) 388-5561